UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2016 (July 18, 2016)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 18, 2016 Mr. Lawrence Wert, our President, Local Broadcasting, entered into a new employment agreement with Tribune Media Company (the “Company”).

The new employment agreement has an effective term of July 18, 2016 through December 31, 2018 (the “Employment Term”). Under the new agreement, Mr. Wert will be paid a base salary of $850,000 (which applies retroactively to April 1, 2016), have an opportunity to earn an annual cash bonus with a target of $1,000,000 (except that for 2016, the target bonus is $925,000) and receive an annual long-term incentive grant having a fair market value of $850,000 that is comprised of 30% restricted stock units (“RSUs”), 40% performance share units (“PSUs”) and 30% stock options. The grant of RSUs and Options required under the new agreement in respect of the 2016 calendar year was made on February 8, 2016, and the grant of PSUs required under the new agreement in respect of the 2016 calendar year was made on May 5, 2016. The RSUs and stock options in the executives’ annual grants will vest ratably over a four-year period and PSUs in the annual grants will have a three-year performance period.

In addition, the employment agreement provides for a supplemental sign-on grant of 100,000 Options with an exercise price of $44.00 per share to Mr. Wert (the “Supplemental Options”), all of which vest on December 31, 2018, subject to continued employment, or, if Mr. Wert is terminated without cause or resigns for good reason, on the date of such termination. In the event that Mr. Wert’s employment is terminated prior to December 31, 2018 by the Company without cause, by him for good reason or as a result of Mr. Wert’s death or disability, any unexercised vested Supplemental Options will remain outstanding until the later of 90 days following his termination or December 31, 2018.

During the Employment Term, Mr. Wert is entitled to participate in the benefit plans and programs provided by the Company to its senior executives, including any medical, dental and life insurance and the Company’s 401(k) plan.

Under the agreement, if the Company terminates Mr. Wert’s employment without cause, if Mr. Wert resigns for good reason or if the Company does not offer to renew Mr. Wert’s employment agreement upon the expiration of the Employment Term (which shall be deemed a termination without cause), other than for cause (a “Company Non-Renewal”), he will receive the following severance pay and benefits:

•	in addition to his previously accrued compensation, cash severance equal to two times (or, in the case of a Company Non-Renewal, one times) the sum of his target bonus and then-current base salary, payable over a 24-month (or, in the case of a Company Non-Renewal, 12-month) period;

•	continuation of his health and dental insurance benefits at active employee rates for 24 months (or, in the case of a Company Non-Renewal, 12 months), or until he otherwise becomes eligible for comparable coverage under another employer’s benefit plans;

•	a prorated portion of his annual bonus based on pro forma performance for the year of termination based on the performance run rate through the termination and the number of days that have elapsed in the year of termination;

•	his unvested stock options and RSUs that would have vested over the 24-month period following his termination will vest and his unvested PSUs will vest pro rata, according to the days he was employed during the applicable performance period and in relation to actual performance for the entire period; and

•	all of his vested options will remain exercisable for a twelve month period following the date of such involuntary termination.

In addition to these payments and benefits, if the Company undergoes a change in control (as defined in the employment agreement) and Mr. Wert’s employment is terminated by the Company without cause or he resigns for good reason within the one year period immediately following the change in control, all of his then unvested equity awards will be accelerated (with annual PSU grants vesting at their target levels).

If Mr. Wert retires after attaining age 62, all of his then unvested equity awards will be accelerated, but will be subject to forfeiture in the event that Mr. Wert breaches any of the restrictive covenants described below.

Mr. Wert is subject to a two year noncompete and nonsolicit if terminated for any reason during the Employment Term. In the case of a Company Non-Renewal or a non-renewal by Mr. Wert following the expiration of the Employment Term, however, the noncompete and nonsolicit will apply for one year only.

The description of Mr. Wert’s agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2016	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary